All Marketing Solutions, Inc. Announces
Nikola Pizurica Elected as New President

Carson City, Nev. – (BUSINESS WIRE) – January 21, 2014 – All Marketing Solutions, Inc. (the "Company", "AMS", OTCBB: PTPF – news), is pleased to announce that Nikola Pizurica will be joining the Company as President, effective immediately.

AMS recently acquired advanced computer technology that will allow its customers to manage multiple free and/or paid cloud storage services simply and seamlessly for one low price.

"It's all about the right man for the right job," explained Wagner Yomoguita, AMS's Chief Executive Officer. "A proven entrepreneur with a degree in engineering affords Nikola the right mix of sales and science required to drive the Company's newly acquired technology forward. Over the past several years Nikola has operated his own technology firm providing consulting and computer programing to his clients."

Mr. Pizurica will be responsible for the day-to-day operations of the company.

Commenting on his appointment, Nikola Pizurica said: "With AMS's recent technology acquisition, AMS has a unique value proposition that I believe will appeal to consumers, in both the private and corporate sectors. I am pleased to have the opportunity to implement what I consider to be game changing technology in the Cloud Storage sector. Soon our customers will have access to our OneBigDrive application, which will allow them to consolidate multiple free and/or paid cloud storage services and use these consolidated storage capabilities as ONEBIGDRIVE. Imagine consolidating 20, 30, 50, 100 or more gigs of free storage for only 99 cents per month."

The Company anticipates the commercial launch of its Windows application in January 2014, with the Mac version to follow shortly thereafter.

About All Marketing Solutions, Inc.

The Company's mandate is to identify emerging companies, technologies, products and services that are potentially patentable and require funding, marketing and management expertise. The Company seeks entrepreneurs with amazing creative skills who require additional capital and/or management to protect their technologies, products and/or services. Through either partnerships or acquisitions the Company will provide financing and management expertise to those technologies, products and services that meet the Company's requirements.

For more information, visit www.allmarketingsolutionsinc.com and follow the Company on Twitter and Facebook.

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will”, “allow”, “anticipates” and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in All Marketing Solutions Inc.’s filings with the Securities and Exchange Commission.

Contact:
Wagner Yomoguita
Phone: *775-321-8206*
Email: info@allmarketingsolutionsinc.com